NEWS RELEASE

              First Chester County Corporation Reports Earnings for
                               First Quarter 2007

     West Chester, PA. - April 27, 2007 - First Chester County Corporation (OTC:
FCEC), parent company of First National Bank of Chester County (the "Bank"), announced first quarter net income of $1.38 million for the three-months ended March 31, 2007 compared to $1.85 million for the three-months ended March 31, 2006. Basic earnings per share for the three months ended March 31, 2007 and March 31, 2006 was $0.27 and $0.36, respectively. Diluted earnings per share for the three months ended March 31, 2007 and March 31, 2006 was $0.26 and $0.35, respectively.

     The decrease in net income for the first quarter 2007 in comparison to the first quarter of 2006, was primarily the result of a decrease in net interest income combined with an increase in non-interest expense, offset by an increase in non-interest income.

     "The compression of our net interest margin is the result of a challenging interest rate environment caused by a flattened yield curve, increased competitive pricing and consumer demand for higher interest-bearing deposit accounts. To offset the compression in our net interest margin, we are focusing on our fee income sources by enhancing our leasing and Wealth Management capabilities," said John A. Featherman, III, First National's Chairman and CEO.

     During the three-months ended March 31, 2007, interest expense increased, when compared to the three months ended March 31, 2006, due to growth in interest-bearing deposit balances combined with an overall rise in the cost of


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funds and a shift in the deposit mix to higher cost  deposits.  This increase in interest expense was partially offset by an increase in interest income. Interest income benefited from continued growth in the loan portfolio and from increases in interest rates on the variable portion of our loan portfolio. Deposits grew 4.2% or $30.4 million from $718.0 million at March 31, 2006 to $748.4 million at March 31, 2007. Gross loans and leases grew 2.3% or $15.9 million from $685.6 million at March 31, 2006, to $701.5 million at March 31, 2007.

     The increase in non-interest expense was primarily due to higher salaries and employee benefits expense combined with higher marketing expense in the first quarter of 2007 as compared to the first quarter of 2006. The higher salary expense was primarily due to a higher average employee headcount; specifically, staffing for new branches as well as new key employees in the Wealth Management Division, commercial lending and leasing areas. The higher marketing expense was due to our continued investment in heightened brand awareness in new markets, efforts to deepen relationships with existing clients and attracting new consumer and business clients.

     The increase in non-interest income was primarily due to higher Wealth Management revenue combined with higher service fee income on deposit accounts. The increase in non-interest income was also caused by losses recorded on the sale of investments in the first quarter of 2006.

     Total assets increased $31.7 million or 3.6% from December 31, 2006 and total deposits increased $23.7 million or 3.3% for the same period. Gross loans and leases increased $7.2 million or 1.0%for the three month period ended March 31, 2007 from December 31, 2006.


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     During the three  months  ended  March 31, 2007 and 2006,  the  Corporation recorded $0 and $3 thousand provision for loan and lease losses, respectively. The percentage of non-accrual loans to gross loans was 1.04% at March 31, 2007 as compared to 1.05% and 1.06% at December 31, 2006 and March 31, 2006, respectively. The allowance for loan and lease losses as a percentage of loans at March 31, 2007 was 1.16% compared to 1.18% and 1.18% at December 31, 2006 and March 31, 2006, respectively.


     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

     Please refer to the attached financial data for further details.


This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,163,213 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.


See attached data schedule for additional information.


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                        First Chester County Corporation
                       SELECTED FINANCIAL DATA (unaudited)


(Dollars in thousands, except per share data)


SELECTED FINANCIAL DATA                              MARCH 31,      December 31,
-----------------------
                                                 2007        2006       2006
                                              ---------------------  -----------

Total assets                                   $903,814    $869,076   $872,094
Gross loans and leases                          701,549     685,607    694,343
Allowance for loan & lease losses                 8,128       8,104      8,186
Total investment securities                      86,936      92,318     88,714
Deposits                                        748,380     717,990    724,668
Shareholders equity                              63,880      59,803     63,262
Average assets                                  874,604     842,391    857,213
Average equity                                   63,048      59,913     61,904
Non-accrual loans                                 7,262       7,298      7,289

Financial Management Services
  Assets under management & custody *           557,377     556,483    562,952

STATEMENT OF INCOME                           THREE MONTHS ENDED MARCH 31,
-------------------
                                                 2007          2006
                                              ----------------------------

Interest income                               $  13,523   $  12,259
Interest expense                                  5,823       4,135
                                              ---------   ---------

     Net interest income                          7,700       8,124

Provision for loan and lease losses                   -           3
                                              ---------   ---------

     Net interest income after
      provision for loan and lease losses         7,700       8,121

   Wealth Management                                887         809
   Service charges on deposit accounts              539         453
   Investment securities gains (losses), net          2         (80)
   Operating lease rental income                    308         268
   Gain on the sale of fixed assets and OREO          -          10
   Gains on sales of residential mortgages           63          78
   Other                                            556         580
                                              ---------   ---------

     Non-interest income                          2,355       2,118
                                              ---------   ---------

   Salaries and employee benefits                 4,700       4,387
   Occupancy, equipment, and data processing      1,354       1,351
   Depreciation expense on operating leases         258         232
   Bank shares tax                                  160         271
   Professional services                            514         464
   Marketing                                        239         102
   Other                                            906         869
                                              ---------   ---------

     Non-interest expense                         8,131       7,676
                                              ---------   ---------

    Income before income taxes                    1,924       2,563
                                              ---------   ---------

Income Taxes                                        548         717
                                              ---------   ---------

    Net Income                                $   1,376       1,846
                                              =========   =========


PER SHARE DATA
--------------

Net income per share (Basic)                  $    0.27        0.36
Net income per share (Diluted)                $    0.26        0.35
Cash divided declared                         $  0.1350      0.1350
Book value                                    $   12.32       11.64
Average bid/ask                               $   20.83       21.19
Basic weighted average shares                 5,143,502   5,154,182
Diluted weighted average shares               5,214,646   5,243,928

* These assets are managed by the Wealth Management Division of the Bank and are not assets of the Bank or the Corporation.